Exhibit (h)(8)(i)
BB&T VARIABLE INSURANCE FUNDS
AMENDMENT
TO
COMPLIANCE SUPPORT SERVICES AGREEMENT
     This Amendment (the “Amendment”) is effective as of January 1, 2010 by and between BB&T VARIABLE INSURANCE FUNDS (the “Trust”) and PNC Global Investment Servicing (U.S.) Inc. (formerly known as PFPC Inc.) (“PNC”).
BACKGROUND:
A.	PNC and the Trust entered into a Compliance Support Services Agreement dated as of April 23, 2007, as amended (the “Agreement”), relating to PNC’s provision of certain compliance support services to the Trust.

B.	The Trust and PNC desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.
TERMS:
The parties hereby agree that:
1.	The term “PFPC Inc.” shall be replaced each place it may occur with “PNC Global Investment Servicing (U.S.) Inc.” and the defined term “PFPC” shall be replaced each place it may occur with “PNC”.

2.	Section 15(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Unless terminated pursuant to its terms, this Agreement shall continue until June 29, 2012 (the “Initial Term”).”

3.	For clarity, as of the effective date of this Amendment the Agreement shall be deemed to be in its “Initial Term” (as defined in Section 1 above) rather than in a “Renewal Term.”

4.	The reference in Section 15(f) of the Agreement to “December 18, 2006” shall be amended and restated to read “April 23, 2007, as amended”, and immediately after the reference to “PNC” in Section 15(f) of the Agreement (as revised pursuant to Section 1 above) the words “(formerly known as PFPC Inc.)” shall be added.

5.	Miscellaneous.
(a)	As amended and supplemented hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(c)	This Amendment shall be deemed to be a contract made in Massachusetts and governed by Massachusetts law, without regard to principles of conflicts of law.

(d)	The Trust hereby represents and warrants to PNC that (i) the terms of the Agreement (as amended hereby), (ii) the fees and expenses associated with the Agreement (as amended hereby), and (iii) any benefits accruing to PNC or to the Trust’s adviser or sponsor or another affiliate of the Trust in connection with the Agreement (as amended hereby) have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of the Agreement (as amended hereby), any such fees and expenses, and any such benefits.

(e)	The names “BB&T Variable Insurance Funds” and “Trustees of BB&T Variable Insurance Funds” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Amended and Restated Agreement and Declaration of Trust dated as of June 2, 2007 to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of “BB&T Variable Insurance Funds” or any series thereof entered into in the name or on behalf thereof by any of the Trustees, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives designated below as of the day and year first above written.

BB&T VARIABLE INVESTMENT FUNDS

By: Name:	/s/ Todd M. Miller Todd M. Miller
Title:	Vice President BB&T Variable Insurance Funds

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By: Name:	/s/ Jay F. Nusblatt Jay F. Nusblatt
Title:	Senior Vice President